Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 8, 2014
Registration Statement No. 333-182371-02

** Full Pricing Dets ** $1 bln BMW Prime Loans (BMWOT) 2014-A

$1 billion BMW Vehicle Owner Trust (BMWOT) 2014-A

Jt-Books	:	RBC (str), Citi
Co-Mgrs	:	CS, GS, MUFG, Mizuho

CL	$SIZE(MM)	RTNGS*	WAL**	E.FNL	L.FNL	BNCH	SPRD	YLD%	CPN%	$Px
A-1	244.400	P-1/F1+	0.28	04/15	10/15	YLD%		0.190	0.19	100.00000
A-2	315.000	Aaa/AAA	0.99	03/16	04/17	EDSF	+ 18	0.534	0.53	99.99662
A-3	320.000	Aaa/AAA	2.10	08/17	11/18	iSwp	+ 16	0.972	0.97	99.99991
A-4	120.600	Aaa/AAA	3.34	06/18	02/21	iSwp	+ 18	1.508	1.50	99.98927

*Moody's/Fitch (sf);  **WAL assumes 1.4% ABS to 5% CleanUp Call

Expected Settle	:	10/15/14	Ticker	:	BMWOT 2014-A
Payment Date	:	25th of month	Registration	:	SEC-Reg
First Pay Date	:	11/25/14	ERISA Eligible	:	YES
Bill & Deliver	:	RBC	Min Denoms	:	$1k x $1k
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BMW FS Securities LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents BMW FS Securities LLC has filed with the SEC for more complete information about BMW FS Securities LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, BMW FS Securities LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1- 866-375-6829.  The securities may not be suitable for all investors.  RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.